IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

             KEY EMPLOYEE SUSTAINED PERFORMANCE PLAN

                    Adopted October 28, 1993


A.   Effective Date and Plan Continuance.

     1. The Key Employee Sustained Performance Plan (the SPP or the Plan) is effective January 1, 1993, with initial Award opportunities covering performance during fiscal year 1993 (1/1/93 - 12/31/93).

     2. It is the intent of Iowa-Illinois Gas and Electric Company (the Company) to continue this Plan indefinitely with new performance goals and Award opportunities established for each fiscal year subsequent to fiscal year 1993. However, the Committee reserves the right to amend or discontinue the Plan at any time should such action be deemed appropriate by the Committee for the best interests of the Company and its shareholders.

B.   Definitions

     1. Award(s) shall mean annually determined dollar amounts credited to Participant Accounts under the Plan.

     2. Award Date shall mean April first of each calendar year.

     3. CEO shall mean the Chief Executive Officer of the Company.

     4. Change of Control shall mean either (a) approval by the shareholders of Iowa-Illinois of a reorganization, merger or consolidation, unless at least sixty percent (60%) of the members of the board of directors of the corporation resulting from the reorganization, merger or consolidation were members of the Incumbent Board; or (b) such other event as designated by a majority vote of the directors of the Incumbent Board who are not also employees of Iowa-Illinois.

     5. Committee shall mean the Compensation Committee of the Company's Board of Directors as constituted from time to time.

     6.   Company shall mean Iowa-Illinois Gas and Electric
          Company or its successor organization.

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     7.   Incumbent Board shall mean the members of the Board of
          Directors of Iowa-Illinois Gas and Electric Company on October 28, 1993. For this purpose, an individual who becomes a member of the Board subsequent to October
          28, 1993 and who has been nominated for election by the Company's shareholders and by resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

     8. Participant shall mean a key employee of the Company designated to participate in the Plan by the Committee.

     9. Participant Account shall mean the deferred incentive account established to receive annually determined
          Awards for each Participant.

    10. Payout shall mean the distribution of cash from Participant Accounts.

    11. Personal Performance shall mean the individual contributions to Company success demonstrated by each Participant.

    12.   Plan or SPP shall mean this Key Employee Sustained
          Performance Plan.

    13. Qualifying Termination shall occur when, within twenty-four (24) full calendar months after a Change of Control, a Participant's employment with the corporation which results from such Change in Control is terminated either (a) involuntarily for any reason; or (b) voluntarily, provided that the Participant shall have furnished six (6) full months prior written notice of the intent to voluntarily terminate employment to the President of such corporation.

    14. Retirement shall mean the cessation of employment with the Company on or after attaining age 55. For purposes of this Plan a Participant's Retirement shall be deemed to be effective as of the first of the month next following the Participant's last day of active employment including, if applicable, vacation or holiday days.

    15. Stock shall mean the Common Stock of the Company as traded on applicable public exchanges.

    16. Total Return shall mean the sum of the change in the fair market value (trading price) of the Company's Common Stock plus the total amount of dividend paid thereon over a specific period of time, expressed as a rate of return on the initial trading price for such period.

    17. Total Disability shall mean a physical or mental impairment qualifying a Participant for the commencement of payments under the Company's Long Term Disability (LTD) Plan. For purposes of the SPP, Total Disability shall be deemed to commence coincident with the date such LTD payments would become effective if the Participant elected LTD coverage.

    18. Value Change Percentage shall mean the adjustment applied to Participant Accounts each Award Date which shall change the dollar value of such Accounts in a manner reflective of Company and Personal Performance in the preceding fiscal year.

C.   Plan Purpose and General Description

     1.   The main purposes of the Plan are:

          a.   To motivate Participants to develop and
               successfully execute those sustained performance objectives which will assure the continuous delivery of reliable energy to customers at a competitive price, and maximize the Company's prospects for achieving a sustainable competitive return for its shareholders over the long term.

          b. To focus Participants on key annual goals representing progress toward longer term strategic objectives.

          c. To recognize and reward superior performance on both an individual and a team basis.

          d. To help retain and attract superior talent at the senior executive level and to do so with pay-for-performance, variable cost incentive award dollars where the level of award is linked to sustained successful Participant performance, Company performance and the returns to the Company's shareholders.

     2. Personal Performance shall be evaluated each fiscal year. Awards and other opportunities otherwise applicable under this Plan shall be reduced or eliminated for any Participant if his or her Personal Performance is less than the level expected for a key employee of the Company.

     3. Exhibit A provides an overview of the Plan in operation.

     4. Performance goals shall be established by the Committee for the Plan each fiscal year and shall focus on a few very key results. These goals shall be set forth on an Exhibit B each year, which shall be amended by the Committee from time to time, as appropriate. Performance in areas not set forth in such Exhibit B can also be recognized by the Committee on a subjective basis each year.

     5. A Trigger, as detailed in F. below, shall be established each fiscal year. Awards and other opportunities otherwise applicable shall be reduced or eliminated unless the related corporate performance threshold(s), as set forth in the Trigger, are satisfied.

     6. Awards earned for each fiscal year, if any, shall be credited to individually maintained Participant Accounts. Beginning April 1, 1995 the dollar value of such Accounts shall fluctuate up or down each year (as reflected by the Value Change Percentage) - based on Company and Personal Performance and shareholder returns.

     7. Each Participant shall receive a Payout of a portion of the dollar value of his or her Participant Account on the first two of every three Award Dates beginning on April 1, 1996. Payouts shall be in cash.

     8. In the event of a Participant's death, Total Disability, Retirement, or Qualifying Termination, the then dollar value of such Participant's Account shall become immediately vested and shall then be paid out in cash to the Participant or his or her beneficiary as designated by the Plan. For the fiscal year in which such an event occurs, the Participant's Annual Award shall be paid in cash and prorated for the period of participation up to the date of death, Total Disability, Retirement, or Qualifying Termination.

     9. In the event a Participant's employment with the Company terminates for any reason other than death, Total Disability, Retirement, or Qualifying Termination, such Participant shall forfeit the entire amount of his or her Participant Account as in effect at such termination. In addition, such a termination occurring before Annual Awards are actually credited for any fiscal years performance shall result in the total and complete forfeiture of such Participant's right in any such Annual Awards credited for such fiscal year.

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D.   Participation in the SPP

     1. Participation in the SPP shall be limited to key employees so designated on an Exhibit C as Participants by the Committee each fiscal year.

     2. Participation in one fiscal year does not guarantee participation in any subsequent year. Should a former Participant be judged by the Committee to be ineligible for continued participation and is so informed in writing by the Company, such Participant shall immediately cease to be eligible for any subsequent Annual Award, and shall also immediately surrender all rights to his or her Participant Account in exchange for three annual payments equal to one-third of the dollar value of such Account as of the date of the notice of non-participation sent by the Company plus interest at a rate determined by the Company for the second and third installments. At the Company's sole option, such payments may be made in a single lump sum.

     3. Prorata participation during a fiscal year may be authorized by the Committee.

E.   Incentive Opportunity

     1. Incentive opportunity consists of three distinct items:

          a.   Annual Awards;

          b.   Dollar value enhancement for Participant
               Accounts; and

          c. Dollar gains realized due to the appreciation in Stock price as utilized in the Payout calculation.

     2. Annual Award opportunity shall be expressed as a percentage of each Participant's annual salary rate as in effect at the end of the fiscal year for which performance was measured. The Annual Award opportunity shall be set forth on an Exhibit C each year, as amended.

F.   Trigger Element

     1. Each fiscal year the Committee shall establish a Trigger element for the Plan. The Trigger shall be set forth on an Exhibit D each year, as amended.

     2. This Trigger shall consist of a specified base level of financial or other performance which must be satisfied if the full, otherwise generated, Annual Award opportunity under the Plan is to be realized by the Participants.

G.   Determining Annual Awards

     1. Annual Awards shall be determined by the Committee as of each Award Date.

     2. This determination shall be a two-step process using a "100 point system" as described below:

          a.   Formal Award:  The Committee shall award from 0 -
               100 points on the basis of actual, demonstrated
               Company performance against the specific performance goals established for the fiscal year to which such awards relate.

          b. Discretionary Award: The Committee may also award from 0 - 30 points on a discretionary basis to recognize and reward other outstanding performance results not, in the Committee's sole judgment, adequately recognized or rewarded by the Formal Award above.

          c. The two point awards shall then be added together and the sum, not to exceed 100, used in conjunction with this Annual Award table:


               If Total Points   Annual Award   Annual Awards As
                Awarded Are:       Level Is:     % Salary Are:

                less than 35         None              0
                     35         Threshold Level    As Set By
                     70          Target Level    Committee For
                    100          Maximum Level    Fiscal Year

               Annual Awards prorated for results between Threshold and Target or Target and Maximum

          d. Exhibit E sets forth the specific performance goals, and examples of total point awards and the resulting percentage of salary Annual Awards set for the current fiscal year for a hypothetical participant.

          e. Once determined, Annual Awards, if any, shall be credited to Participant Accounts each year as of the Award Date.

H.   Value Changes for Participant Accounts

     1. The dollar value of all Participant Accounts shall be adjusted in an identical manner as of each Award Date beginning April 1, 1995.

     2. This adjustment shall be from a 20% loss to a 30% gain with such adjustment being applicable to:

          a. the full dollar value of each Participant Account prior to any Payout due on such Award Date; but

          b. excluding the Annual Award, if any, being credited to each Participant Account on such Award Date.

     3. The adjustment in dollar value shall be based upon the Value Change Percentage determined as set forth in (4) below.

     4. The Value Change Percentage shall be set by the Committee for each Award Date based on this two step process:

          a. First, the total points already established for the Annual Awards for such Award Date shall be applied to this table to determine a Value Change
               Percentage:

               Points Used For Annual Awards      Value Change

                      less than 35                 Minus 10%
                           35                       Plus 5%
                           70                       Plus 10%
                          100                       Plus 20%

               Prorate Percentage for points between 35 and 70
               or 70 and 100

          b. Second, the Percentage from the above table shall be increased or reduced by up to ten percentage points by comparing the Total Return to the Company's Shareholders for the prior fiscal year to the Median Total Return for all Utility Companies included in the Solomon Brothers Utility Group for the period to which the value change relates. A percentage increase shall be used if the Total Return to Company Shareholders is higher than such Median, and a decrease if lower.

          c. The following is an example of this two step process in operation:

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 Points   First Step   Company Stock     Median        Final
 Earned   Percentage   Total Return   Total Return   Percentage

   30       (10%)           6.0%          8.0%         (12%)
   35         5%            8.0%          8.0%           5%
   70        10%           10.0%          8.0%          12%
   85        15%           12.0%          8.0%          19%
  100        20%           19.0%          8.0%        30% (max)

     5. Should the Annual Awards to which Participants would otherwise be entitled on a given award date be reduced or eliminated as a result of the operation of the Trigger Element, the Committee may, at its discretion, modify the Value Change Percentage.

I.   Payouts - Active Participants

     1.   No Payouts shall occur prior to April 1, 1996.

     2. Subject to the Trigger, periodic Payouts shall be made on the first two out of every three Award Dates on and after April 1, 1996.

     3. Effective April 1, 1996 and every third year thereafter (April 1, 1999, April 1, 2002, etc.), each
          Participant shall receive a cash payment equal to two-thirds of the dollar value of his or her Participant
          Account with such dollar value being equal to:

          a.   The dollar value of the Account from the prior
               Award Date increased or reduced by the Value
               Change Percentage applied for the current Award
               Date; plus

          b.   The Annual Award credited to the Participant
               Account as of the current Award Date.

     4. Effective April 1, 1997 and every three years thereafter (April 1, 2000, April 1, 2003, etc.), each
          Participant shall receive a payment in cash equal to:

          a. One-half of the dollar value of his or her Participant Account with such "dollar value" determined as set forth in (3)(a) and (b) above;
               divided by

          b.   $22.13 (Stock price on 12/31/92); and

          c. Multiplied by the Stock price as of the close of business on the March 15 immediately preceding the Award Date.

     5. The following is an example of this calculation if the Stock price referred to in 4.c. above is $25.00:
          Dollar Value   One-Half    Divided by   Multiplied by
           of Account    of This       $22.13         $25.00

            $20,000      $10,000       451.88        $11,297
            $46,004      $23,002     1,039.40        $25,985

     6. The actual dollar value of this payment will be more than one-half of the dollar value of the Participant Account if the actual market value of Company Stock is over $22.13, and less than such amount if the Stock price is under $22.13.

     7. Exhibit F is a sample Participant Account illustrating both Payouts.

J.   Personal Performance

     1. The CEO shall evaluate the Personal Performance of every Participant, other than himself (or herself), each fiscal year, and the Committee shall do the same for the CEO. The evaluations of performance made by the CEO shall be reviewed with the Committee.

     2. Should the Personal Performance of any Participant be less than that expected from a key employee, the Committee (acting on a recommendation from the CEO in respect to any Participant other than the CEO) may, not withstanding any other provision of the Plan, eliminate or reduce any Annual Award otherwise payable.

K.   Performance Goals and Unusual Events

     1. Specific performance goals established for any fiscal year shall not normally be altered or otherwise adjusted. However, in the event of highly unusual circumstances or significant events which render established goals totally inconsistent with the purposes an intents of the Plan, the Committee may adjust such goals during a fiscal year.

L.   Miscellaneous and Administrative Provisions

     1. All calculated amounts under the Plan shall be rounded to the next higher whole dollar amount.

     2.   All Payouts shall be subject to all applicable
          Federal, State, and local taxation and shall be subject to all applicable withholding for such taxation.

     3. Payouts shall not count as "compensation" for the purpose of any benefit plan of the Company including the Supplemental Retirement Plan.

     4. Voluntary, irrevocable deferral of any or all Payouts may be elected by Participants on terms approved by the Committee.

     5. Participation in the SPP does not guarantee employment rights to any employee, and participation in the SPP in one fiscal year does not automatically result in participation in any subsequent year.

     6. Each Participant shall be required to provide the Company with a written beneficiary designation for Plan purposes, and maintaining such designation shall be the sole responsibility of the Participant. In the event the beneficiary of record does not survive the Participant, any payments otherwise due shall be made to the Participant's estate.

     7. The Company shall establish appropriate accounting reserves to recognize the liability of Annual Awards and periodic Payouts under the Plan.